Exhibit 99.1

OPTICAL CABLE CORPORATION 5290 Concourse Drive Roanoke, VA 24019 (Nasdaq GM: OCC) www.occfiber.com

AT THE COMPANY:

Neil Wilkin	Tracy Smith
Chairman, President & CEO	Senior Vice President & CFO
(540) 265-0690	(540) 265-0690
investorrelations@occfiber.com	investorrelations@occfiber.com

AT JOELE FRANK, WILKINSON BRIMMER KATCHER:

Aaron Palash	Caroline Felix
(212) 355-4449 ext. 8603	(212) 355-4449 ext. 8980
occ-jfwbk@joelefrank.com	occ-jfwbk@joelefrank.com

FOR IMMEDIATE RELEASE

OPTICAL CABLE CORPORATION REPORTS

FIRST QUARTER OF FISCAL YEAR 2026 FINANCIAL RESULTS

Net Sales Increased 4.4% and Gross Profit Increased 16.1%

Compared to Same Period in Prior Year

Roanoke, Va., March 10, 2026 — Optical Cable Corporation (Nasdaq GM: OCC) (“OCC®” or the “Company”) today announced financial results for its first quarter of fiscal year 2026 ended January

31, 2026.

First Quarter 2026 Financial Results

Consolidated net sales for the first quarter of fiscal year 2026 increased 4.4% to $16.4 million, compared to $15.7 million for the same period in the prior year. OCC experienced an increase in net sales in both its enterprise and specialty markets during the first quarter of fiscal year 2026, compared to the first quarter of fiscal year 2025.

Net sales to customers outside of the United States increased 18.0% and net sales to customers in the United States increased less than one percent in the first quarter of fiscal year 2026, compared to the same period last year. At the end of the first quarter of fiscal year 2026, the Company’s sales order backlog/forward load increased to $10.4 million when compared to $7.3 million as of October 31, 2025.

Gross profit increased 16.1% to $5.4 million in the first quarter of fiscal year 2026, compared to $4.6 million for the same period in fiscal year 2025, as a result of increased volumes and the resulting positive impact of OCC’s manufacturing operating leverage. Gross profit margin, or gross profit as a percentage of net sales, increased to 32.7% in the first quarter of fiscal year 2026, compared to 29.4% in the first quarter of fiscal year 2025.

Optical Cable Corp. – First Quarter 2026 Earnings Release

SG&A expenses increased to $5.6 million in the first quarter of fiscal year 2026, compared to $5.5 million for the first quarter of fiscal year 2025, primarily due to increases in employee and contracted sales personnel-related costs and shipping costs.

For the first quarter of fiscal year 2026, OCC recorded a net loss of $0.05 per basic and diluted share, or $398,000, an improvement compared to a net loss of $0.14 per basic and diluted share, or $1.1 million, for the first quarter of fiscal year 2025.

Management's Comments

Neil Wilkin, President and Chief Executive Officer of OCC, said, “OCC is off to a solid start in fiscal year 2026. During the first quarter, we delivered net sales and gross profit growth, largely driven by increased demand across our enterprise and specialty markets, and the positive impact of our operating leverage.”

“As we begin our second quarter, we are seeing growing momentum in our targeted markets, including our data center market. Our sales order backlog and forward load increased more than 50% to $10.4 million compared to the same prior fiscal year period, and we expect to continue to build on this momentum. We are confident that OCC is well positioned for growth during fiscal year 2026 and, as always, we remain focused on disciplined execution to drive value for our customers and shareholders,” Mr. Wilkin added.

Conference Call Information

As previously announced, OCC will host a conference call today, March 10, 2026, at 11:00 a.m. Eastern Time. Individuals wishing to participate in the conference call should call (833) 316-1983 in the U.S. or (785) 838-9310 internationally, Conference ID: OCCQ126. For interested individuals unable to join the call, a replay will be available through Tuesday, March 17, 2026, by dialing (800) 839-8708 or (402) 220-6077. The call will also be broadcast live over the internet and can be accessed by visiting the investor relations section of the Company’s website at www.occfiber.com.

Company Information

Optical Cable Corporation (“OCC®”) is a leading manufacturer of a broad range of fiber optic and copper data communication cabling and connectivity solutions primarily for the enterprise market and data center markets and various harsh environment and specialty markets (collectively, the non-carrier markets) and also the wireless carrier market, offering integrated suites of high-quality products which operate as a system solution or seamlessly integrate with other components.

OCC® is internationally recognized for pioneering innovative fiber optic and copper communications technologies, including fiber optic cable designs for the most demanding environments and applications, copper connectivity designs to meet the highest data communication industry standards, as well as a broad product offering built on the evolution of these fundamental technologies.

Optical Cable Corp. – First Quarter 2026 Earnings Release

OCC uses its expertise to deliver cabling and connectivity products and integrated solutions that are best suited to the performance requirements of each end-user’s application. And OCC’s product solutions offerings cover a broad range of applications—from commercial, enterprise network, data center, residential and campus installations to customized products for specialty applications and harsh environments, including military, industrial, mining, petrochemical, renewable energy and broadcast applications.

Founded in 1983, OCC is headquartered in Roanoke, Virginia with offices, manufacturing and warehouse facilities located in Roanoke, Virginia, near Asheville, North Carolina and near Dallas, Texas. OCC’s facilities are ISO 9001:2015 registered and its Dallas facility is also MIL-STD-790G certified.

Optical Cable Corporation™, OCC®, Procyon®, Superior Modular Products™, SMP Data Communications™, Applied Optical Systems™, and associated logos are trademarks of Optical Cable Corporation.

Further information about OCC® is available at www.occfiber.com.

FORWARD-LOOKING INFORMATION

This news release by Optical Cable Corporation and its subsidiaries (collectively, the “Company” or “OCC”) may contain certain forward-looking information within the meaning of the federal securities laws. The forward-looking information may include, among other information, (i) statements concerning our outlook for the future, (ii) statements of belief, anticipation or expectation, (iii) future plans, strategies or anticipated events, and (iv) similar information and statements concerning matters that are not historical facts. Such forward-looking information is subject to known and unknown variables, uncertainties, contingencies and risks that may cause actual events or results to differ materially from our expectations, and such known and unknown variables, uncertainties, contingencies and risks may also adversely affect Optical Cable Corporation and its subsidiaries, the Company’s future results of operations and future financial condition, and/or the future equity value of the Company. A partial list of such variables, uncertainties, contingencies and risks that could cause or contribute to such differences from our expectations or that could otherwise adversely affect Optical Cable Corporation and its subsidiaries is set forth in Optical Cable Corporation’s quarterly and annual reports filed with the Securities and Exchange Commission (“SEC”) under the heading “Forward-Looking Information.” OCC’s quarterly and annual reports are available to the public on the SEC’s website at www.sec.gov. In providing forward-looking information, the Company expressly disclaims any obligation to update this information, whether as a result of new information, future events or otherwise except as required by applicable laws and regulations.

(Financial Tables Follow)

Optical Cable Corp. – First Quarter 2026 Earnings Release

OPTICAL CABLE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(thousands, except per share data)

(unaudited)

	Three Months Ended
	January 31,

	2026	2025

Net sales	$16,431	$15,743
Cost of goods sold	11,061	11,116

Gross profit	5,370	4,627

SG&A expenses	5,558	5,459
Royalty expense, net	6	6
Amortization of intangible assets	14	14

Loss from operations	(208)	(852)

Interest expense, net	(211)	(264)
Other, net	⸺	21
Other expense, net	(211)	(243)

Loss before income taxes	(419)	(1,095)

Income tax expense (benefit)	(21)	12

Net loss	$(398)	$(1,107)

Net loss per share:
Basic and diluted	$(0.05)	$(0.14)

Weighted average shares outstanding:
Basic and diluted	8,593	7,815

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Optical Cable Corp. – First Quarter 2026 Earnings Release

OPTICAL CABLE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(thousands)

(unaudited)

	January 31,	October 31,
	2026	2025
Cash	$126	$238
Trade accounts receivable, net	8,079	10,281
Inventories	20,894	19,802
Other current assets	544	435
Total current assets	29,643	30,756
Non-current assets	9,132	9,304
Total assets	$38,775	$40,060

Current liabilities	$16,189	$16,853
Non-current liabilities	1,477	1,633
Total liabilities	17,666	18,486
Redeemable restricted common stock	2,980	5,067
Total shareholders’ equity	18,129	16,507
Total liabilities, redeemable restricted common stock and shareholders’ equity	$38,775	$40,060

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